Grand Summit Resort Properties Sells Out All Remaining Inventory in
                         Record-Setting, One-Day Auction

   The Steamboat Grand Resort Hotel & Condominiums Nets Almost $23 Million In
                                 Contract Sales

STEAMBOAT SPRINGS, Colo. - March 27, 2006 - In a six-and-one-half-hour auction on March 18, Grand Summit Resort Properties, Inc. (GSRP), a subsidiary of American Skiing Company, set a Colorado real estate sales record by selling or placing under contract its total remaining inventory of 239 fractional and 30 whole units at the Steamboat Grand Resort Hotel & Condominiums.

"We are ecstatic at the market's response to our offer to sell the remaining Steamboat Grand inventory," said Betsy Wallace, chief financial officer for ASC. "Buyer interest exceeded our expectations, illustrating not only the quality of the product, but also the stature of the Steamboat Grand and Steamboat itself as one of the premier destination resorts in North America."

"The auctioned inventory at the Steamboat Grand Resort Hotel & Condominiums brought Grand Summit Resort Properties nearly $23 million in sales in one day," Wallace added. "This validates the quality of the property and the feverish interest in skiing and luxury mountain real estate properties. The auction set a new Colorado record for the most real estate sold at auction in a one-day event."

The successful auction of all the remaining units at the Steamboat Grand Resort Hotel & Condominiums represents the last of the current developer inventory of GSRP.

"GSRP and American Skiing Company are very pleased with the outcome of the auction; the successful sale of the remaining inventory allows us to look ahead to new development opportunities across the company," Wallace said.

The auction drew more than 500 total bidders at the site, via the Internet and by phone. Approximately one third of the purchasers bid via the Internet through service provided by Proxibid.com, seven percent via phone and absentee bids and the remainder were on-site. For sale were 239 fractional units and 30 whole units. All of the units were offered at "absolute auction," meaning they were sold to the highest bidder regardless of price.

"I'd like to extend a Steamboat welcome to the new owners of the units at the Steamboat Grand," said Andy Wirth, vice president of sales and marketing for ASC's western resorts. "As evidenced by a tremendous winter season with over 400 inches of snow so far, I am confident our new members of the Steamboat community will enjoy their Steamboat Grand units and the Yampa Valley area for years to come," added Wirth.


About Steamboat and The Steamboat Grand Resort Hotel & Condominiums

The Steamboat Grand Resort Hotel & Condominiums, located just steps from the gondola at Steamboat Ski Resort, is a 327-room, full service luxury hotel and condominium property. The Steamboat Grand was awarded the prestigious Four Diamond designation by AAA and is Steamboat's only Four Diamond resort. The Steamboat Grand Resort Hotel & Condominiums offers a heated outdoor pool, hot tubs, a full service health club and spa, room service, valet service, on-site childcare, more than 17,000 square feet of complete conference facilities, and two on-property dining options including the award winning Cabin restaurant.

Steamboat is located within the Park Range of the Colorado Rocky Mountains, with 2,965 acres of terrain offering a diversity of trails for all levels of skiers and riders. With the genuine western heritage of the area and exceptional friendliness of its residents, Steamboat is a perennial top-ranked family friendly mountain resort. Steamboat is accessible by nonstop air service from eight major U.S. cities in addition to connecting service from more than a hundred other domestic and international cities.


About Grand Summit Resort Properties

Grand Summit Resort Properties, Inc. is a division of American Skiing Company (OTCBB: AESK). GSRP is the developer of American Skiing Company's Grand Summit Hotels, a fractional ownership slopeside-lodging product that provides guests the benefit of real estate ownership at seven premier resorts in the western and northeastern United States. GSRP has successfully sold-out its fractional ownership inventory at every American Skiing Company resort.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the failure of contractually committed buyers to close on the units that they purchased at the auction, any limitations on the ability of Grand Summit Resort Properties to resell such units at equivalent or higher prices following the auction event; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.